EXHIBIT 99.1

PRESS RELEASE	Contact:	Bill Foust
770-569-4203

SCHWEITZER-MAUDUIT ANNOUNCES SENIOR MANAGEMENT CHANGES

Alpharetta, GA, January 22, 2009.  Schweitzer-Mauduit International, Inc. (NYSE:SWM) today announced the following new management position and changes effective today:

Peter J. Thompson, age 46, current Vice President-Strategic Planning, will be assuming  the new position of Treasurer, Chief Financial and Strategic Planning Officer, reporting to FredericVilloutreix, Chairman of the Board and Chief Executive Officer.   Mr. Thompson had served as Chief Financial Officer and Treasurer from August 2006 to August 2008 and as Vice President-Strategic Planning from August 2008 to the present.  Pete has over 12 years of service with Schweitzer-Mauduit.  Previously, he was President-U.S. Operations from November 1998 to August 2006.  As part of the restructuring of its financial management organization, the Company also recently created the positions of Corporate Treasury Director, located in Alpharetta, and Finance and Treasury Director - Asia, located in the Company’s new Philippine Regional Operating Headquarters.

Mr. Thompson is replacing Mr. Torben Wetche who joined the Company in August 2008 as Chief Financial Officer and Treasurer.

In announcing this change Mr. Villoutreix stated, “Pete did a fine job as our CFO and was instrumental in all of our restructuring initiatives, planning and controls, and maintaining investor and banking relations.   I have valued his significant contributions and tireless efforts to move the Company toward success in his VP-Strategic Planning role and expect that the consolidation of these two roles will further enhance our management structure and ability to effectively implement the group’s strategic objectives.   We are pleased that Pete has agreed to assume the restructured position as we transform the Company to concentrate on the development of its value-added products.

As Torben voluntarily leaves Schweitzer-Mauduit, I want to thank him for his contributions and efforts in completing the management of our financial affairs in 2008, preparing for 2009 and for his many contributions in helping us move toward a more streamlined financial management organization.  As a result of this reorganization, Torben will be leaving the company.”

In turn, Mr. Thompson commented, “With the management change announced today, I look forward to assuming financial management responsibilities while continuing to focus on the implementation of the strategic vision Frederic Villoutreix and the other officers and I share for the Company.  I have enjoyed the challenges of being able to fully address our key strategic initiatives and look forward to performing in this newly integrated role at Schweitzer-Mauduit.”

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  It also manufactures specialty papers for other applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,200 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia, Canada and a joint venture in China.  For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.

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